SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 11, 2012
Date of Report

(Date of Earliest Event Reported)

Commission File No. 000-54300

RELIABRAND INC.

(Exact name of Registrant as specified in its charter)

Nevada, USA	75-3260541
(State of Incorporation)	(IRS Employer Identification No.)

430 Banks Road, Suite 100, Kelowna, BC Canada V1X 6A3

(Address of principal executive offices)(Zip Code)

Company's telephone number, including area code: (778) 478-9997

ITEM 1.01	Entry into a Material Definitive Agreement.

On July 11, 2012, ReliaBrand Inc. (the “Company”) entered into a License and Exclusive Marketing Agreement (the “Agreement”) with Ideal Marketing Concepts, LLC (“Ideal”) , a California limited liability company.  Under the Agreement, the Company granted Ideal an exclusive license to promote, advertise, market, sell and distribute the Company’s line of baby products, under the Adiri® brand, through commercials and over the Internet, in North America, in exchange for a royalty of 50% of the net profit generated through Ideal’s efforts.  The Agreement is for an initial four year term with renewals for three additional two year periods if Ideal generates certain pre-determined sales of the Company’s products during the term of the Agreement.  The Company also agreed to reimburse Ideal’s expenses through the issuance of up to eight million shares of the Company’s common stock, par value $.0001, in restricted form.  Ideal will also receive a five percent (5%) royalty on the Company’s sales.

ITEM 3.02	Unregistered Sales of Equity Securities

On May 17, 2012, the Board of Directors of the Company authorized and approved the issuance of 6,250,000 shares of its common stock to Antal Markus, our Director and CEO, and an additional 6,250,000 shares to a shareholder, Gerald Dalen, both at a price of $.04 per share or consideration of $250,000 each.  In addition, the Company issued 1,000,000 shares to Colleen Presko, its COO, at $.04 per share.  An additional 125,000 shares were issued to the Company’s attorneys also at $.04 per share.  The issuance of the common stock was made in reliance upon the exemptions from the registration requirements set forth in Regulations D and S promulgated under the Securities Act of 1933, as amended.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensationary Arrangements of Certain Officers

On May 6, 2012, the Company entered into a Consulting Agreement with Colleen Presko, engaging Ms. Presko’s services as a consultant to the Company for a period of twenty four months.  On July 17, 2012, the Company appointed Ms. Presko as Chief Operating Officer (“COO”) of the Company.  In addition to serving as COO, Ms. Presko’s duties will include promoting the Company’s sales of its products, advising on packaging and website design, establishing a customer service department and coordinating operations and logistics.  Ms. Presko’s salary for the first year shall be $100,000 in addition to 1,000,000 shares of the Company’s common stock.

From June 2011 through the present, Ms. Presko has been the owner and president of Caddo Marketing and Logistics, a brand and tradeshow management company operating in the retail sector.  From 2007 through June of 2011, Ms. Presko was the chief operating officer of BornFree, Inc., a manufacturer of BPA-free infant products.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10(2)*	License and Exclusive Marketing Agreement
 __________

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIABRAND INC.

July 20, 2012	/s/ Antal Markus
Antal Markus, CEO